Exhibit 99.2

Metabasis Therapeutics, Inc. Announces Termination by Its Partner Sankyo of Two CS-917 Studies

SAN DIEGO, March 16, 2005 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) today announced that it has been notified by Sankyo Company, Ltd., its partner on the development of Metabasis’ product candidate CS-917, that two serious adverse events that involved apparent lactic acidosis occurred in an interaction study with the marketed diabetes drug metformin. The serious adverse events were resolved after medical intervention. The two patients were administered CS-917 in combination with metformin. Metformin has also been associated with lactic acidosis. The interaction study has been stopped. Also, a second study that involved administration of a relatively high dose of CS-917 to evaluate timing of dose administration is being stopped. Metabasis is not aware of any serious adverse events in this study. A third study evaluating various doses of CS-917 administered as a single agent over three months is under review. No patients are currently receiving CS-917. Metabasis will work with Sankyo, investigators and other experts to evaluate clinical data in an effort to fully understand the implications of these findings for the development of CS-917.

“Clearly we are disappointed with this news from our partner Sankyo. Although the efficacy data on CS-917 is promising, these adverse events raise safety concerns for CS-917 that we and our partner need to fully and carefully evaluate. We believe that Sankyo made the appropriate decision by halting the two studies and carefully reviewing the three-month study before administering CS-917 to any additional patients,” said Dr. Paul Laikind, chairman, CEO and president of Metabasis.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the efficacy of CS-917 as well as the further development of CS-917. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; serious adverse side effects of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of its product candidates, among other things; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Julie C. Cunningham, Investor Relations & Corporate Communications of Metabasis
Therapeutics, Inc., +1-858-622-3973, Cunningham@mbasis.com